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 TILRAY NEEDS YOUR SUPPORT!  Letter to Tilray Stockholders  To Support Strong Governance and Oversight  PLEASE VOTE TODAY

 Tilray needs your support to help simplify our capital structure and modernize our corporate governance.  The changes we are proposing in Proposal 3 would promote the important corporate governance principle of equal voting rights, or one vote per share. Doing so will help protect our stockholders by ensuring that every stockholder has an equal say in our future affairs. We want to make sure that the influence of our current stockholders is not diluted.  ISS, a leading independent provider of proxy research and vote recommendations to the investment community, has recommended that Tilray stockholders vote FOR Proposal 3 at our Annual Meeting of Stockholders.  Now we need your vote.  The overwhelming majority of shares that have voted have voted in favor of Proposal 3, but we do not yet have a sufficient number of shares outstanding voting to approve the proposal.  Accordingly, we have had to adjourn our Annual Meeting of Stockholders to December 20, 2022 to ensure all Tilray stockholders have the opportunity to make their voices heard.  Please vote today to help us avoid further delay and expense.  We encourage you to join your fellow stockholders and vote FOR all proposals on the agenda as soon as possible.  Your vote is extremely important, no matter how many or how few shares you own.  If you have any questions, or need any assistance in voting your shares, please contact Morrow Sodali LLC at (800) 449-0910 toll-free in the U.S. and Canada or (203) 658-9400 or by email at TLRY@info.morrowsodali.com.  Equal Voting Rights  One Vote per Share  Vote FOR Proposal 3 to ensure stockholders have  Please vote today to support strong governance and oversight.